Exhibit 5
[Wilson Sonsini Goodrich & Rosati Letterhead]

February 27, 2013

Mylan Inc.
1500 Corporate Drive
Canonsburg, PA 15317

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 27, 2013 (as such may thereafter be amended or supplemented, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 32,800,000 shares of your Common Stock, $0.50 par value (the “Shares”), and associated purchase rights that are to be issued pursuant to the Amended and Restated 2003 Long-Term Incentive Plan (the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares and associated purchase rights under the Plan and pursuant to the agreements related thereto.

It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, the Shares and associated purchase rights will be validly issued, and the Shares will be fully paid and nonassessable.

In rendering the above opinion, we note that: (i) the opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the purchase rights at some future time based on the facts and circumstances existing at that time; (ii) board members are assumed to have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the rights agreement pursuant to which the purchase rights were issued; and (iii) the opinion addresses the purchase rights and the associated rights agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a rights agreement or of purchase rights issued thereunder would result in invalidating such purchase rights in their entirety.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation